Exhibit 5.2

January 8, 2007

Rayonier TRS Holdings Inc.

50 North Laura Street

Jacksonville, Florida 32202

Rayonier Inc.

50 North Laura Street

Jacksonville, Florida 32202

Ladies and Gentlemen:

We have acted as special counsel to Rayonier TRS Holdings Inc., a Delaware corporation (the “Company”), and Rayonier Inc., a North Carolina corporation (the “Guarantor”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company and the Guarantor under the Securities Act of 1933, as amended (the “Securities Act “), on the date hereof and to which this opinion is an exhibit. The Registration Statement relates to the registration of US$300,000,000 aggregate principal amount of the 3.75% Senior Exchangeable Notes due 2012 of the Company (the “Notes”) being offered for resale by the selling security holders, the guarantee of the Guarantor and shares of common stock of the Guarantor (“Common Shares”) issuable upon exchange of the Notes. The Notes were issued pursuant to and governed by an Indenture dated as of October 16, 2007 (the “Indenture”) between the Company, the Guarantor and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”).

We have examined the Registration Statement, the Indenture and the Notes, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

January 8, 2007 Page 2

documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.	The Notes have been duly authorized, executed and issued by the Company and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and implied covenants of good faith and fair dealing.

2.	The Guarantee of the Guarantor endorsed on the Notes, assuming that the Guarantee has been duly authorized, executed and delivered under the laws of the State of North Carolina, constitutes the valid and legally binding obligation of the Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and implied covenants of good faith and fair dealing.

We express no opinion with respect to the enforceability of provisions in the Indenture or the Notes with respect to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitation, or other nonwaivable benefits bestowed by operation of law. To the extent that the Company’s obligation to make adjustments under Section 4.6 of the Indenture is considered a penalty, the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The opinions expressed herein are limited to matters arising under the laws of the State of New York, the Delaware General Corporation Law and, to the extent specifically identified herein, the federal laws of the United States of America. With respect to matters dependent upon the laws of the State of North Carolina, we have assumed the correctness of, and have not made any independent examination of the matters covered by, and our opinion is in all respects subject to, the opinion dated the date hereof of Alston & Bird LLP.

We hereby consent to the reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement, but we do not thereby admit that we are within the

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class of persons whose consent is required under the provisions of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.